Exhibit 99.1

PRESS RELEASE

LOS ANGELES, November 17, 2008 (BUSINESS WIRE) — Thomas Properties Group, Inc. (NASDAQ: TPGI) announced today that its affiliate, TPG-Austin Portfolio Holdings LLC (TPG-Austin), for which TPGI serves as the manager, has filed a motion with the U.S. Bankruptcy Court for the Southern District of New York (the Court) in the bankruptcy case of Lehman Brothers Holdings, Inc., et al. (Lehman Brothers).

“Through this motion, we are seeking to compel Lehman Brothers to accept and honor its obligation to fund the $100 million revolving credit facility under the Credit Agreement with TPG-Austin,” said Jim Thomas, Chairman, CEO and President of Thomas Properties Group. “In the alternative, we are asking for authority to allow TPG-Austin to seek alternative financing, secured by liens superior to the existing liens in favor of Lehman Brothers. We believe that it is in the best interests of all parties to resolve this issue, and we are asking the court to act quickly in this matter. We continue to have confidence in the Austin market and in this portfolio.”

TPG-Austin owns a portfolio of ten properties totaling 3.5 million square feet in Austin, Texas. TPGI, indirectly through its joint venture with the California State Teachers Retirement System (CalSTRS), holds a 6.25% interest in TPG-Austin. An affiliate of Lehman Brothers currently owns 50% of the equity in the Austin portfolio. Lehman Commercial Paper, Inc. is the loan syndication agent on a $292.5 million Credit Agreement under which TPG-Austin is the borrower. Under the Credit Agreement, a $192.5 million term loan was fully funded, and a $100 million revolving credit facility remains unfunded. TPGI issued a borrowing notice for the full $100 million revolving loan under the Credit Agreement and subsequently issued a notice of default.

TPGI has not yet determined if alternative debt financing or additional equity investment is available to TPG-Austin or what the terms of such debt or equity capital will be.

About Thomas Properties Group

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company’s primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management activities. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate ownership, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Forward Looking Statements

Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That May Influence Future Results of Operations” in our 10-K for the year ended December 31, 2007, and contained in our reports on Form 10-Q for fiscal quarters during 2008, which have been filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Thomas Properties Group

Investor Relations contact

Diana Laing, Chief Financial Officer 213-613-1900